Exhibit 2.3

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT
THIS SECOND AMENDMENT dated as of April 6, 2016 (this “Amendment”) to that certain Asset Purchase Agreement, dated as of January 22, 2016, as amended, is entered into by and among Quicksilver Resources Inc., a Delaware corporation (the “Company”), Cowtown Gas Processing L.P., a Texas limited partnership (“Cowtown Gas Processing”), and Cowtown Pipeline L.P., a Texas limited partnership (“Cowtown Pipeline” and together with the Company and Cowtown Gas Processing, each a “Seller”, and collectively, the “Sellers”), and BlueStone Natural Resources II, LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
A.Sellers and Buyer are parties to that certain Asset Purchase Agreement, dated as of January 22, 2016, as amended pursuant to that certain First Amendment to Asset Purchase Agreement, dated as of March 30, 2016 (as so amended, the “Purchase Agreement”).
B.Sellers and Buyer now desire to amend the Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
C.Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreement, as amended by this Amendment, unless herein defined or the context shall otherwise require.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

SECTION 1.	AMENDMENTS.
Section 1.1    Amendment of Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:
“Affected Asset” has the meaning set forth in Section 2.6.
“FCC” means the United States Federal Communications Commission.
“FCC Licenses” means those certain Permits that constitute licenses, permits and other authorizations, including any temporary waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor, relating exclusively to the Oil and Gas Assets, issued by the FCC to a Seller or its Affiliates, a list of which shall be set forth in Schedule 1 to the Management Services Agreement to be executed by the applicable Parties at Closing pursuant to Section 4.5.

“Outstanding Hard Consent” has the meaning set forth in Section 2.6.
“Specified FW Hard Consent” has the meaning set forth in Section 2.6.
Section 1.2    Amendment of Section 2.6. Section 2.6 of the Purchase Agreement is hereby amended by adding the following new paragraph to the end of Section 2.6 of the Purchase Agreement:
Notwithstanding the foregoing or anything else to the contrary in this Agreement, Buyer has indicated its desire and willingness to “close over” any and all Hard Consents affecting any Oil and Gas Assets, including all consents contained in the instruments set forth on Schedule 2.6(a), that remain outstanding as of the Closing other than the Specified FW Hard Consents (each such consent, an “Outstanding Hard Consent”), in which case the Oil and Gas Assets affected by any such Outstanding Hard Consent (“Affected Assets”) shall nevertheless be sold and conveyed to Buyer at the Closing and Buyer shall pay for the Affected Assets at Closing (without any reduction in the Base Purchase Price) in accordance with this Agreement as though such Outstanding Hard Consent had been obtained; provided, however, that in no event shall the Parties “close over” any Hard Consent set forth on Schedule 2.6(b) (the “Specified FW Hard Consents”) and the Oil and Gas Assets affected by such Specified FW Hard Consents (if outstanding as of the Closing) shall not be conveyed at the Closing and shall only be conveyed to Buyer from Sellers, if at all, following the Closing in accordance with the first paragraph of this Section 2.6. Following the Closing, Sellers’ sole obligation with respect to any Outstanding Hard Consent that was “closed over” at the Closing shall be to use commercially reasonable efforts to obtain such Outstanding Hard Consent to the extent Sellers have employees and resources available for such purpose; provided that nothing in this paragraph shall (x) require Sellers to make any expenditure or incur any obligation on their own or on behalf of Buyer for which funds in the full amount of such expenditure or obligation are not provided to Sellers by Buyer in advance in cash or (y) prohibit any Seller from ceasing operations or winding up its affairs following the Closing. BUYER SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS EACH SELLER PARTY FROM AND AGAINST ANY AND ALL LIABILITIES (INCLUDING, COURT COSTS, INTEREST, LITIGATION EXPENSES AND ATTORNEY FEES) BASED UPON, ARISING OUT OF, IN RESPECT OF, RESULTING FROM, OR RELATING TO THE FAILURE TO OBTAIN SUCH OUTSTANDING HARD CONSENT OR THE SALE AND TRANSFER OF ANY AFFECTED ASSETS, INCLUDING THOSE ASSERTED OR CLAIMED AGAINST ANY SELLER PARTY BY ANY COUNTERPARTY TO ANY CONTRACT OR LEASE THAT IS THE SUBJECT OF AN OUTSTANDING HARD CONSENT, WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY SUCH LIABILITY, INCLUDING, EVEN THOUGH SUCH LIABILITY IS CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY OR OTHER FAULT OF ANY PERSON, INCLUDING A SELLER PARTY, BUT EXCLUDING LIABILITIES RESULTING

FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER PARTY. Further, at the Closing, the Purchase Price shall be (i) adjusted downward by an amount equal to $2,533,665 in connection with Buyer’s agreement to assume and undertake certain obligations to a third party in connection with obtaining certain Hard Consents and (ii) adjusted upward by an amount equal to $30,000 in connection with obtaining a Hard Consent.
Section 1.3    Addition of Section 4.5. The following is hereby added as Section 4.5 of the Purchase Agreement.
4.5    FCC Licenses.
To the extent the FCC Licenses are not transferable at Closing pursuant to applicable Legal Requirements because Buyer does not have the required FCC authority and/or approval to use any FCC License at Closing, Sellers shall authorize such use by Buyer, subject to Sellers’ ultimate ownership and control, under a Management Services Agreement to be executed by the applicable Parties at Closing, in the form attached as Exhibit J, until the Buyer obtains the required FCC authorization and/or approval.
Section 1.4    Amendment of Section 13.1. The last sentence of Section 13.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
Notwithstanding anything to the contrary, the indemnity obligations set forth in Section 2.6, Section 5.21, Section 6.6, and Section 7.1(e) and the representation and warranties set forth in Section 5.21 and Section 6.6 shall survive indefinitely.
Section 1.5    Amendment of Exhibit A. Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex I to this Amendment.
Section 1.6    Amendment of Exhibit C. Exhibit C to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex II to this Amendment.
Section 1.7    Amendment of Exhibit D. Exhibit D to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex III to this Amendment.
Section 1.8    Amendment of Exhibit E. Exhibit E to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex IV to this Amendment.
Section 1.9    Amendment of Schedule 2.2(j). Schedule 2.2(j) to the Purchase Agreement is hereby amended by deleting the following:

TX	SOMERVELL	DEED	TX4250984.99	DONALD J TALLMAN	12/10/2011	SOMERVELL	20102064

Schedule 2.2(j) to the Purchase Agreement is hereby further amended by deleting the entry for Property No. TX4250785.99 and replacing it with the following:

TX	SOMERVELL	DEED	TX4250785.99	BJKS PROPERTIES LTD (insofar as 271.718 acres)	6/22/2007	SOMERVELL	20071926

Section 1.10    Addition of Schedules 2.6(a) and 2.6(b). The Purchase Agreement is hereby amended by inserting therein in proper numerical order a new Schedule 2.6(a) and a new Schedule 2.6(b), the forms of which are attached to this Amendment as Annex V and Annex VI, respectively, to this Amendment.
Section 1.11    Amendment of Schedule 5.4. Schedule 5.4 to the Purchase Agreement is hereby amended by deleting the Contracts set forth below:

Contract Type	Contract Description	Contract Dates	Debtor Associated with Contract	Counterparty Name
License Agreement	Software License Agreement	03/13/00	Quicksilver Resources Inc.	P2 Energy Solutions, Inc.
NAESB	Base Contract for Sale and Purchase of Natural Gas	03/01/04	Quicksilver Resources Inc.	Cook Inlet Energy Supply LLC (now Macquarie Energy, LLC)
NAESB	Purchase agreement for the sale and purchase of natural gas	07/01/07	Quicksilver Resources Inc.	CenterPoint Energy Services, Inc.
NAESB	Purchase agreement for the sale and purchase of natural gas	06/01/07	Quicksilver Resources Inc.	Houston Pipe Line Company LP
Sublease Agreement
SUBLEASE EXECUTED JULY 2, 2013, BETWEEN QRI AND CRESTWOOD MIDSTREAM PARTNERS LP BY WHICH QRI AGREES TO SUBLEASE TO CRESTWOOD THE SPACE SHOWN ON EXHIBIT A AND CONSISTING OF APPROXIMATELY 25,413 SQ FT OF SPACE (BEING 38TH FLOOR) OF BURNETT PLAZA FOR PERIOD TO END JUNE 30, 2017.
		07/02/13	Quicksilver Resources Inc.	Crestwood Midstream Partners LP

Section 1.12    Amendment of Schedule 7.4(d). Schedule 7.4(d) to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex VII to this Amendment.
Section 1.13    Addition of Exhibit J. The Purchase Agreement is hereby amended by inserting therein in proper alphabetical order a new Exhibit J, the form of which is attached to this Amendment as Annex VIII.

SECTION 2.	MISCELLANEOUS.
Section 2.1    Ratification. Each Party hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Purchase Agreement and the other Transaction Documents are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.
Section 2.2    No Other Amendments; Reservation of Rights; No Waiver. Other than as otherwise expressly provided herein, this Amendment shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of any Party under the Purchase Agreement or any other Transaction Document, nor shall the entering into of this Amendment preclude any Party from refusing to enter into any further amendments with respect to the Purchase Agreement or any other Transaction Document. Other than as expressly provided herein, and without limiting the generality of the provisions of Section 13.5 of the Purchase Agreement, this Amendment shall not constitute a waiver of compliance with any covenant or other provision in the Purchase Agreement or any other Transaction Document or of the occurrence or continuance of any present or future breach thereunder.
Section 2.3    Headings; Interpretation. The headings in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Each reference to “herein,” “hereinafter,” “hereof,” and “hereunder” and each other similar reference contained in the Purchase Agreement, each reference to “this Agreement” and each other similar reference contained in the Purchase Agreement and each reference contained in this Amendment to the “Agreement” shall on and after the date of this Amendment refer to the Purchase Agreement as amended by this Amendment. Any notices, requests, certificates and other instruments executed and delivered on or after the date of this Amendment may refer to the Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall mean the Purchase Agreement as amended by this Amendment unless the context otherwise requires. As used in this Amendment, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. All words used in this Amendment will be construed to be of such gender or number as the circumstances require. The recitals to this Amendment and all Schedules and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Amendment as if set forth herein.
Section 2.4    Complete Agreement. The Purchase Agreement, as amended by this Amendment, the Transaction Documents and all other certificates, documents or instruments executed under the Purchase Agreement, as amended by this Amendment, or such other Transaction Documents, together with the Schedules, Annexes and Exhibits hereto and thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Purchase Agreement, as amended by this Amendment; there are no conditions to this Amendment that are not expressly stated in this Amendment.

Section 2.5    Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Purchase Agreement in Section 13.6 of the Purchase Agreement.
Section 2.6    Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver. The provisions of Section 13.11 of the Purchase Agreement shall govern and apply to this Amendment, mutatis mutandis.
Section 2.7    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and .pdf signatures shall be deemed originals for all purposes.
Section 2.8    Severability. If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Amendment shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in, and only in, the applicable jurisdiction.
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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.
QUICKSILVER RESOURCES INC.

By:     /s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

COWTOWN GAS PROCESSING, L.P.,
By: COWTOWN PIPELINE MANAGEMENT, INC.,
its General Partner

By:     /s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

COWTOWN PIPELINE, L.P.
By: COWTOWN PIPELINE MANAGEMENT, INC.,
its General Partner

By:     /s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

BLUESTONE NATURAL RESOURCES II, LLC

By:     /s/ John Redmond
John Redmond
President and Chief Executive Officer

Signature Page to Second Amendment to Asset Purchase Agreement

ANNEXES

Annex I    Amended and Restated Exhibit A
Annex II    Amended and Restated Exhibit C
Annex III    Amended and Restated Exhibit D
Annex IV    Amended and Restated Exhibit E
Annex V    Schedule 2.6(a) – Outstanding Hard Consents
Annex VI    Schedule 2.6(b) – COFW Hard Consents
Annex VII    Amended and Restated Schedule 7.4(a)
Annex VIII    Exhibit J – Form of Management Services Agreement